UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2010

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

(614) 418-8000
(Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 12, 2010, M/I Homes, Inc. (the “Company”) held its previously announced Special Meeting of holders of its 9.75% Series A Preferred Shares (the “Preferred Shares”), as represented by the Company’s depositary shares each representing 1/1,000th of a Preferred Share.  The Special Meeting was called for the purpose of nominating two persons, each to serve, without compensation, on the Board of Directors of the Company (each, a “Series A Preferred Director”) until the earliest of (i) the first date as of which full dividends on the Preferred Shares have been paid for four consecutive quarterly dividend periods, (ii) the date on which such Series A Preferred Director resigns, dies or is removed by the holders of the Preferred Shares, and (iii) the redemption of all of the Preferred Shares.  As a result of restrictions set forth in the indenture governing the Company’s 6.875% senior notes, the Company has been, and continues to be, prohibited from paying dividends on the Preferred Shares.

No Preferred Shares (as represented by Depositary Shares) were represented in person or by properly executed proxy at the Special Meeting.  Due to the absence of a quorum at the Special Meeting, no Series A Preferred Directors were nominated and no other business was conducted.  Under the Company’s Amended and Restated Articles of Incorporation, the Company is not required to call any further special meetings to nominate Series A Preferred Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 15, 2010

M/I Homes, Inc.

By:	/s/Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller
and Chief Accounting Officer